Exhibit 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated July 7, 2020, relating to the financial statements of Red Oak Capital Fund V, LLC as of June 30, 2020 and for the period from March 23, 2020 (date of formation) to June 30, 2020. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

/s/ UHY LLP
Farmington Hills, Michigan
July 7, 2020